UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 8, 2014

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

1001 Bishop Street, Suite 2900, Honolulu, Hawaii  96813 - Hawaiian Electric Industries, Inc. (HEI)
900 Richards Street, Honolulu, Hawaii  96813 - Hawaiian Electric Company, Inc. (Hawaiian Electric)
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - HEI
(808) 543-7771 - Hawaiian Electric

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    As previously reported, Richard M. Rosenblum stepped down as Hawaiian Electric’s President and CEO effective September 30, 2014. On October 8, 2014, Hawaiian Electric entered into a Release, Transition and Consulting agreement (the “Agreement”) with Mr. Rosenblum where he has agreed to stay on as an employee of Hawaiian Electric until his formal retirement on January 5, 2015. Mr. Rosenblum will serve as special advisor to the Chairman of the Board of Hawaiian Electric and will continue to receive his existing base salary and benefits until his retirement.

Beginning January 6, 2015 and ending July 5, 2015, Mr. Rosenblum has agreed to serve as a consultant to Hawaiian Electric. Under the terms of the Agreement, Mr. Rosenblum will receive compensation of $315,000 (the prorated amount of his 2014 base salary) for the six-month period to be paid monthly, as well as certain health insurance benefits for a portion of the time. He will also receive a bonus of $236,000 at the end of the six-month period upon providing a final release to Hawaiian Electric. In addition, during this six-month period, Mr. Rosenblum’s unvested restricted stock units will continue to vest in the normal course until July 5, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)
/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President and	Senior Vice President and
Chief Financial Officer	Chief Financial Officer

Date: October 10, 2014	Date: October 10, 2014